Exhibit 99.1

10868 189th Street Council Bluffs, IA 51503 712-366-0392 Phone 712-366-0394 Fax

Council Bluffs, Iowa ----- November 21, 2019 Southwest Iowa Renewable Energy, LLC (“SIRE” or the "Company") is announcing the recent expansion of its credit facility and a repurchase of membership units.

As previously reported, effective November 8, 2019, the Company entered into amendments to its credit facility with Farm Credit Services of America, FLCA  and CoBank, ACB as cash management provider and agent (the “Credit Facility”).  Under the revised Credit Facility, the Company has in place a $30,000,000 term note with a maturity date of September, 2024 and principal payments of $7,500,000 per year.  In addition, the Company has available a revolving term note in the maximum principal amount of $40,000,000 and a maturity date of September, 2024.  The full amount of this note is available on a revolving basis from time to time through maturity.

Mike Jerke, the Company’s CEO stated “while conditions in the ethanol industry are difficult, SIRE’s ability to complete a renewed and expanded Credit Facility is a testament to the strong position of our Company.”

“SIRE greatly appreciates the excellent working relationship we have had with our lenders over the years, and the renewed Credit Facility provides us with financial flexibility to move forward with important projects at the plant” said Brett Frevert, SIRE’s CFO.

Subsequent to the closing of the Credit Facility, on November 15, 2019, pursuant to a contractual commitment entered into in 2014, the Company closed on the purchase of 1,000 Series C and 18 Series A Membership Units of the Company owned by ICM Investments, LLC (“ICM”), for total consideration of $11,093,146.  The arrangement was entered into in connection with ICM’s investment in the Company’s subordinated debt, which was a key part of the financing needed to complete construction of the Company’s ethanol plant.

“ICM has been a key supporter of SIRE since the beginning” said Karol King, SIRE’s Chairman.  “ICM was the primary contractor for construction of our plant, and a substantial purchaser of SIRE equity, and then provided a key part of the convertible subordinated debt needed to complete our project.  ICM’s participation and support has been critical throughout the Company’s existence.”

As part of ICM’s investment in SIRE’s Series C Units, ICM designated a member of the Company’s Board of Directors.  Effective with the closing of the unit purchase, Andy Bulloch, ICM’s designated member of the Company’s Board of Directors, resigned from the Board.  Karol King said “SIRE greatly appreciates Andy’s service on our Board, as he brought significant experience to SIRE based on his board service for a number of other the ethanol companies.  Andy’s industry knowledge and input as a financial professional has been valuable throughout his service.”

Contact:
Brett Frevert, CFO
Southwest Iowa Renewable Energy, LLC
712.366.0392